                                                                  EXHIBIT 23(b)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Post Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-21631) of Cardinal Health, Inc. pertaining to the Owen Healthcare, Inc. 1987 Stock Option Plan, 1992 Stock Option Plan, 1992 Nonemployee Directors' Stock Option Plan, and 1996 Stock Option Plan, of our report dated August 2, 1996, with respect to the consolidated financial statements of Pyxis Corporation included in the Annual Report (Form 10-K) of Cardinal Health, Inc. for the year ended June 30, 1996, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

San Diego, California
March 18, 1997














                                      -10-